UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008 (July 1, 2008)

CPG INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134089	20-2779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Corey Street, Scranton, Pennsylvania	18505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 558-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 1, 2008, CPG International I Inc., a direct subsidiary of the registrant (formerly known as Compression Polymers Holding Corporation), Scranton Products Inc. (formerly known as Compression Polymers Corp.) (“SP”) and AZEK Building Products Inc. (formerly known as Vycom Corp.) (“Azek”) (Azek and SP, collectively, the “Employers,” and each an “Employer”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Scott Harrison (“Mr. Harrison”), pursuant to which Mr. Harrison will continue to serve as Executive Vice President and Chief Financial Officer of the Employers. The Employment Agreement supersedes the employment agreement entered into between Compression Polymers Holding Corporation, Compression Polymers Corp., Vycom Corp. and Mr. Harrison on October 4, 2005. The Employment Agreement has an initial term ending on May 30, 2011, which will be automatically renewed for successive periods of one year unless terminated by either party upon thirty days written notice.

Pursuant to the Employment Agreement, Mr. Harrison will be paid an annual base salary of $235,000 and will be entitled to receive an annual incentive bonus with a target of not less than sixty percent of his annual base salary, based upon the achievement of certain personal and corporate performance goals to be determined by the compensation committee of the board of directors of each Employer. In addition, Mr. Harrison will be eligible to participate in all benefit plans and programs made available by the Employers to similarly-situated employees and will be entitled to four weeks of vacation annually.

If Mr. Harrison’s employment is terminated (i) by the Employers without Cause (as defined in the Employment Agreement) or (ii) by Mr. Harrison for Good Reason (also as defined in the Employment Agreement), the Employers shall continue to pay Mr. Harrison his base compensation for twelve months following the termination date and shall also pay to Mr. Harrison, at the same time bonuses are paid to members of senior management, a prorated bonus calculated on the basis of the Employers’ actual performance during the year in which termination occurs and Mr. Harrison’s target bonus percentage.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPG International Inc.
Dated: July 3, 2008	By:	/s/ SCOTT HARRISON
Scott Harrison
Executive Vice President and
Chief Financial Officer